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EXHIBIT 4.1

MERCER INTERNATIONAL INC.

2004 Stock Incentive Plan

SECTION 1.    ESTABLISHMENT AND PURPOSE

        The Plan was adopted by the Board of Trustees on April 27, 2004 and shall become effective upon approval by the Company's shareholders as provided for in Section 16(a) hereof. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees and Outside Trustees to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees and Outside Trustees with exceptional qualifications and (c) linking Employees and Outside Trustees directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of restricted shares, options (which may constitute incentive stock options or nonstatutory stock options) and/or stock appreciation rights.

SECTION 2.    DEFINITIONS

        (a)   "Affiliate" shall mean any entity other than a Subsidiary, if the Company and/or one of more Subsidiaries own not less than 50% of such entity.

        (b)   "Award" shall mean any award of an Option, a SAR or a Restricted Share under the Plan.

        (c)   "Board of Trustees" shall mean the Board of Trustees of the Company, as constituted from time to time.

        (d)   "Change in Control" shall mean the occurrence of any of the following events:

          (i)    Any "person" (as defined below) who by the acquisition or aggregation of securities, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of trustees (the "Base Capital Stock"); except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company; or

          (ii)   The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

          (iii)  The sale, transfer or other disposition of all or substantially all of the Company's assets.

        For purposes of subsection (d)(ii) above, the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude: (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary; and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

        Any other provision of this Section 2(d) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state or jurisdiction of the Company's incorporation, to convert the Company from a Massachusetts trust organized under the laws of the State of Washington to a company or corporate form or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

        (e)   "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (f)    "Committee" shall mean the Compensation Committee as designated by the Board of Trustees, which is authorized to administer the Plan, as described in Section 3 hereof.

        (g)   "Company" shall mean Mercer International Inc., a Massachusetts trust organized pursuant to the laws of the State of Washington, or any successor.

        (h)   "Employee" shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

        (i)    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        (j)    "Exercise Price" shall mean, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. "Exercise Price" shall mean, in the case of a SAR, an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

        (k)   "Fair Market Value" with respect to a Share, shall mean the market price of one Share, determined by the Committee as follows:

          (i)    If the Stock was traded on The Nasdaq Stock Market, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by The Nasdaq Stock Market;

          (ii)   If the Stock was traded on a United States stock exchange or the Toronto Stock Exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report;

          (iii)  If the Stock was traded over-the-counter on the date in question but was not traded on The Nasdaq Stock Market, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the "Pink Sheets" published by the National Quotation Bureau, Inc.; or

          (iv)  If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

        In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

        (l)    "ISO" shall mean an employee incentive stock option described in Section 422 of the Code.

        (m)  "Lead Trustee" shall mean the Lead Trustee, as appointed from time to time, of the Board of Trustees of the Company.

        (n)   "Nonstatutory Option" or "NSO" shall mean an employee stock option that is not an ISO.

        (o)   "Offeree" shall mean an individual to whom the Committee has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).

        (p)   "Option" shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Stock.

        (q)   "Optionee" shall mean an individual or estate who holds an Option or SAR.

        (r)   "Outside Trustee" shall mean a member of the Board of Trustees who is not an Employee of the Company, a Parent or a Subsidiary. Service as an Outside Trustee shall be considered Service for all purposes of the Plan, except as provided in Section 4(a).

        (s)   "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

        (t)    "Participant" shall mean an individual or estate who holds an Award.

        (u)   "Plan" shall mean this 2004 Stock Incentive Plan of Mercer International Inc., as amended from time to time.

        (v)   "Purchase Price" shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

        (w)  "Restricted Share" shall mean a Share awarded under the Plan.

        (x)   "Restricted Stock Agreement" shall mean the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Share.

        (y)   "Restricted Stock Award" shall mean an Award of Restricted Shares under the Plan.

        (z)   "SAR" shall mean a stock appreciation right granted under the Plan.

        (aa) "SAR Agreement" shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

        (bb) "Service" shall mean service as an Employee or Outside Trustee.

        (cc) "Share" shall mean one share of Stock, as adjusted in accordance with Section 10 (if applicable).

        (dd) "Stock" shall mean the common shares of beneficial interest of the Company.

        (ee) "Stock Option Agreement" shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his Option.

        (ff)  "Subsidiary" shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

        (gg) "Total and Permanent Disability" shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than 12 months.

        (hh) "Trustees" shall mean the members of the Board of Trustees, and "Trustee" shall mean any one of them.

SECTION 3.    ADMINISTRATION

        (a)   Committee Composition.    The Plan shall be administered by the Committee. The Committee shall consist of three or more trustees of the Company, who shall be appointed by the Board of Trustees. In addition, the composition of the Committee shall satisfy (i) such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; (ii) such requirements as the Internal Revenue Service may establish for outside trustees acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code; and (iii) such requirements as may be established by any quotation system or stock exchange upon which the Company's Stock may be quoted or listed.

        (b)   Committee Responsibilities.    Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

          (i)    To interpret the Plan and to apply its provisions;

          (ii)   To adopt, amend or rescind rules, procedures and forms relating to the Plan;

          (iii)  To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

          (iv)  To determine when Stock is to be awarded or offered for sale and when Options are to be granted under the Plan;

          (v)   To select the Offerees and Optionees;

          (vi)  To determine the number of Shares to be offered to each Offeree or to be made subject to each Option;

          (vii) To prescribe the terms and conditions of each award or sale of Stock, including (without limitation) the Purchase Price, the vesting of the award (including accelerating the vesting of awards, either at the time of the award or sale or thereafter, without the consent of the Offeree or Optionee) and to specify the provisions of the Restricted Stock Agreement relating to such award or sale;

          (viii) To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price, the vesting or duration of the Option (including accelerating the vesting of the Option), the provisions of any Restricted Stock Agreement or Stock Option Agreement, and whether such Option is to be classified as an ISO or as a Nonstatutory Option;

          (ix)  To amend any outstanding Restricted Stock Agreement or Stock Option Agreement, subject to applicable legal restrictions and to the consent of the Offeree or Optionee who entered into such agreement if the Offeree's or Optionee's rights or obligations would be adversely affected;

          (x)   To prescribe the consideration for the grant of each Option or other right under the Plan and to determine the sufficiency of such consideration;

          (xi)  To determine the disposition of each Option or other right under the Plan in the event of an Optionee's or Offeree's divorce or dissolution of marriage;

          (xii) To determine whether Options or other rights under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

          (xiii) To correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Stock Option Agreement or any Restricted Stock Agreement; and

          (xiv) To take any other actions deemed necessary or advisable for the administration of the Plan.

        Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Options or other rights under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Offerees, all Optionees, and all persons deriving their rights from an Offeree or Optionee. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan, any Option, or any right to acquire Shares under the Plan.

SECTION 4.    ELIGIBILITY

        (a)   General Rule.    Only Employees shall be eligible for the grant of ISOs. Only Employees and Outside Trustees shall be eligible for the grant of Restricted Shares, Nonstatutory Options or SARs.

        (b)   Automatic Grants to Outside Trustees.

          (i)    On the first business day following the conclusion of the annual meeting of the Company's stockholders at which the Plan is approved by vote of the Company's stockholders, each Outside Trustee who immediately after such meeting has been in office for at least six months other than the Lead Trustee shall receive a Restricted Stock Award of 5,000 Restricted Shares. The Restricted Shares subject to each Restricted Stock Award granted under this Section 4(b)(i) shall fully vest on the first anniversary of the date of grant. Notwithstanding the foregoing, each Restricted Share granted under this Section 4(b)(i) shall immediately vest upon a Change in Control.

          (ii)   On the first business day following the conclusion of each regular annual meeting of the Company's stockholders, commencing with the annual meeting occurring after the annual meeting approving the Plan, each Outside Trustee who was not elected to the Board of Trustees for the first time at such meeting and who will continue serving as a member of the Board of Trustees thereafter shall receive a Restricted Stock Award of 2,500 Restricted Shares (subject to adjustment under Section 10), provided that such Outside Trustee has served on the Board of Trustees for at least six months. The Restricted Shares subject to each Restricted Stock Award granted under this Section 4(b)(ii) shall fully vest on the first anniversary of the date of grant. Notwithstanding the foregoing, all Restricted Shares granted under this Section 4(b)(ii) shall immediately vest upon a Change in Control.

        (c)   Ten-Percent Stockholders.    An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

        (d)   Attribution Rules.    For purposes of Section 4(c) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee's brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries.

        (e)   Outstanding Stock.    For purposes of Section 4(c) above, "outstanding stock" shall include all stock actually issued and outstanding immediately after the grant. "Outstanding stock" shall not include shares authorized for issuance under outstanding options, warrants or convertible securities held by the Employee or by any other person.

SECTION 5.    STOCK SUBJECT TO PLAN

        (a)   Basic Limitation.    Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The maximum aggregate number of Options, SARs and Restricted Shares awarded under the Plan shall not exceed 1,000,000 Shares. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 10. The number of Shares that are subject to Options or other rights outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

        (b)   Option/SAR Limitation.    Subject to the provisions of Section 10, no Participant may receive Awards under the Plan in any calendar year that relate to more than 150,000 Shares, except that grants to a Participant in the calendar year in which his or her service first commences shall not relate to more than 250,000 Shares.

        (c)   Additional Shares.    If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Options or SARs are forfeited or terminate for any other reason before being exercised, then the corresponding Shares shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Shares (if any) actually issued in settlement of such SARs shall reduce the number available in Section 5(a) and the balance shall again become available for Awards under the Plan.

SECTION 6.    RESTRICTED SHARES

        (a)   Restricted Stock Agreement.    Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

        (b)   Payment for Awards.    Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Shares in the form of cash, cash equivalents, Stock or past services rendered to the Company (or a Parent or Subsidiary), as the Committee may determine.

        (c)   Vesting.    Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant's death, disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares of thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

        (d)   Voting and Dividend Rights.    The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

        (e)   Restrictions on Transfer of Shares.    Restricted Shares shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Restricted Shares.

SECTION 7.    TERMS AND CONDITIONS OF OPTIONS

        (a)   Stock Option Agreement.    Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee's other compensation.

        (b)   Number of Shares.    Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 10.

        (c)   Exercise Price.    Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, except as otherwise provided in 4(c), and the Exercise Price of an NSO shall not be less 85% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, a Stock Option Agreement may specify that the exercise price of an NSO may vary in accordance with a predetermined formula. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

        (d)   Withholding Taxes.    As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

        (e)   Exercisability and Term.    Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for Employees described in Section 4(c)). A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

        (f)    Exercise of Options Upon Termination of Service.    Each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee's Service with the Company and its Subsidiaries, and any right any executor or administrator of the Optionee's estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance shall have to exercise the Option. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan and may reflect distinctions based on the reasons for termination of Service.

        (g)   Effect of Change in Control.    The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Stock subject to such Option in the event that a Change in Control occurs with respect to the Company.

        (h)   Leaves of Absence.    An Employee's Service shall cease when such Employee ceases to be actively employed by the Company (or any Subsidiary) as determined in the sole discretion of the Board of Trustees. For purposes of Options, Service does not terminate when an Employee goes on a bona fide leave of absence approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee's Service will be treated as terminating 90 days after such Employee went on leave, unless such Employee's right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Board of Trustees shall determine which leaves count toward Service, and when Service terminates for all purposes under the Plan.

        (i)    No Rights as a Stockholder.    An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Stock covered by his Option until the date of the issuance of a stock certificate for such Stock. No adjustments shall be made except as provided in Section 10.

        (j)    Modification, Extension and Renewal of Options.    Within the limitations of the Plan, including the provisions of section 7(c) of the Plan, the Committee may modify, extend or renew outstanding Options. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially adversely affect his or her rights or obligations under such Option or reduce the Exercise Price of any Options below the Exercise Price on the date of grant other than for adjustments resulting from subdivisions or consolidations of Shares, dividends payable in Stock, recapitalizations, spin-offs or similar occurrences as provided for in section 10(a) hereof."

        (k)   Restrictions on Transfer of Shares.    Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Stock.

        (l)    Buyout Provisions.    The Committee may at any time: (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted; or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8.    PAYMENT FOR SHARES

        (a)   General Rule.    The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(g) below.

        (b)   Surrender of Stock.    To the extent that a Stock Option Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Stock which has already been owned by the Optionee or his representative. Such Stock shall be valued at Fair Market Value on the date when the new Stock is purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Stock in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

        (c)   Services Rendered.    At the discretion of the Committee, Stock may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary prior to the award. If Stock is awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the award) of the value of the services rendered by the Offeree and the sufficiency of the consideration to meet the requirements of Section 6(b).

        (d)   Net Exercise.    Payment of the Exercise Price by an Optionee or of the Purchase Price by a recipient of a Restricted Share (a "Recipient") may be made by reducing the number of Shares an Optionee or a Recipient receives upon exercise or purchase, respectively (a "Net Exercise"). To effect a Net Exercise, the total number of shares that an Optionee or Recipient would receive shall be reduced by the quotient of: (i) the aggregate Exercise Price or Purchase Price, as applicable, for all Shares purchased; and (ii) the Fair Market Value of a Share on the date the Company receives written notice of exercise or purchase (the "Exercise Date"). For example, if an Optionee exercises an Option to purchase 10,000 Shares for an aggregate exercise price of $60,000, and the Fair Market Value of a Share on the Exercise Date is $10.00 the Optionee would receive 4,000 Shares in a Net Exercise.

        (e)   Cashless Exercise.    To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

        (f)    Exercise/Pledge.    To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Stock, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

        (g)   Other Forms of Payment.    To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

        (h)   Limitations under Applicable Law.    Notwithstanding anything herein or in a Stock Option Agreement or Restricted Stock Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9.    STOCK APPRECIATION RIGHTS

        (a)   SAR Agreement.    Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee's other compensation.

        (b)   Number of Shares.    Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 10.

        (c)   Exercise Price.    Each SAR Agreement shall specify the Exercise Price. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

        (d)   Exercisability and Term.    Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

        (e)   Effect of Change in Control.    The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Stock subject to such SAR in the event that a Change in Control occurs with respect to the Company.

        (f)    Exercise of SARs.    Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Stock, (b) cash or (c) a combination of Stock and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Stock received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

        (g)   Modification or Assumption of SARs.    Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, may alter or impair his or her rights or obligations under such SAR.

SECTION 10.    ADJUSTMENT OF SHARES

        (a)   Adjustments.    In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Stock, a declaration of a dividend payable in a form other than Stock in an amount that has a material effect on the price of Stock, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

          (i)    The number of Options, SARs and Restricted Shares available for future Awards under Section 5;

          (ii)   The limitations set forth in Sections 5(a) and (b);

          (iii)  The number of Shares covered by each outstanding Option and SAR; or

          (iv)  The Exercise Price under each outstanding Option and SAR.

        Except as provided in this Section 10, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

        (b)   Dissolution or Liquidation.    To the extent not previously exercised or settled, Options and SARs shall terminate immediately prior to the dissolution or liquidation of the Company.

        (c)   Reorganizations.    In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for:

          (i)    The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

          (ii)   The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

          (iii)  The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

          (iv)  Full exercisability or vesting and accelerated expiration of the outstanding Awards; or

          (v)   Settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

        (d)   Reservation of Rights.    Except as provided in this Section 10, an Optionee or Offeree shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 11.    AWARDS UNDER OTHER PLANS

        The Company may grant awards under other plans, programs or agreements. Such awards may be settled in the form of Stock issued under this Plan. Such Stock, if issued under this Plan, shall, when issued, reduce the number of Shares available under Section 5.

SECTION 12.    PAYMENT OF TRUSTEE'S FEES IN SECURITIES

        (a)   Effective Date.    No provision of this Section 12 shall be effective unless and until the Board of Trustees has determined to implement such provision.

        (b)   Elections to Receive NSOs or Restricted Shares.    An Outside Trustee may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs or Restricted Shares, or a combination thereof, as determined by the Board of Trustees. Such NSOs and Restricted Shares shall be issued under the Plan. An election under this Section 12 shall be filed with the Company in such form as may be prescribed by the Board from time to time.

        (c)   Number and Terms of NSOs or Restricted Shares.    The number of NSOs or Restricted Shares to be granted to Outside Trustees in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board of Trustees. The terms of such NSOs or Restricted Shares shall also be determined by the Board of Trustees.

SECTION 13.    LEGAL AND REGULATORY REQUIREMENTS

        Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any quotation system or stock exchange on which the Company's securities may then be quoted or listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable.

SECTION 14.    WITHHOLDING TAXES

        (a)   General.    To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

        (b)   Share Withholding.    The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Stock that otherwise would be issued to him or her or by surrendering all or a portion of any Stock that he or she previously acquired. Such Stock shall be valued at its Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Stock withheld that would otherwise be issued to him or her in excess of the number of Shares necessary to satisfy the legally required minimum tax withholding.

SECTION 15.    NO EMPLOYMENT RIGHTS

        No provision of the Plan, nor any right or Option granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee. The Company and its Subsidiaries reserve the right to terminate any person's Service at any time and for any reason, with or without notice.

SECTION 16.    DURATION AND AMENDMENT

        (a)   Effectivenes.    The Company shall seek shareholder approval for the Plan at its annual meeting (the "Meeting") of stockholders to be held on June 14, 2004 (as the same may be adjourned, reconvened or reset). The Plan shall become effective upon approval by a simple majority of the votes cast at the Meeting. Notwithstanding any other provision herein, in the event the Plan is not approved at the Meeting, it shall be null and void for all purposes.

        (b)   Term of the Plan.    The Plan, as set forth herein, shall terminate automatically on June 14, 2014 and may be terminated on any earlier date pursuant to Subsection (c) below.

        (c)   Right to Amend or Terminate the Plan.    The Board of Trustees may amend the Plan at any time and from time to time. Rights and obligations under any Option granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the person to whom the Option was granted. An amendment of the Plan shall be subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules.

        (d)   Effect of Amendment or Termination.    No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Option previously granted under the Plan.

SECTION 17.    EXECUTION

        To record the adoption of the Plan by the Board of Trustees on April 27, 2004, the Company has caused its authorized officer and/or trustee to execute the same.

MERCER INTERNATIONAL INC.
By:	/s/ WILLIAM D. MCCARTNEY
Name:	William D. McCartney
Title:	Trustee

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MERCER INTERNATIONAL INC. 2004 Stock Incentive Plan